Exhibit 99.1

Memorandum

To:	Brand Services, Inc. Lenders
Date:	September 22, 2006
Re:	Proposed Extension to Amendment and Supplemental Term Loan Commitments

Brand Services, Inc. (“Brand” or the “Company”) has requested an amendment (“Extension Amendment”) to extend the expiration date of the $100 million Supplemental Term Loan (“Delayed Draw Term Loan”) and to extend the date by which the Second Amendment & Restated Credit Agreement must be effective pursuant to the Amendment Agreement dated June 8, 2006.

Financial Update

Brand has generated double-digit Revenue and Adjusted EBITDA growth in 2005 and year-to-date 2006 driven by strong demand in its core energy and infrastructure related end-market and continued controls on its operating costs. For the six months ended June 30, 2006, Brand generated $401.8 million in Revenue and $63.4 million in Adjusted EBITDA. These amounts represent a 28% increase in year-over-year Adjusted EBITDA and a 26% increase in year-over-year Revenue. For the twelve months ended 6/30/06, Brand generated $722.4 in Revenue and $112.8 million in Adjusted EBITDA (pro forma for the Aluma Enterprises acquisition).

Historical Financial Summary(1)
($ in millions)
			LTM	6 Months Ended June 30,
	2004	2005	6/30/2006	2005	2006
Revenue	$545.4	$638.4	$722.4	$317.9	$401.8
% Growth	N/A	17.1%	N/A	N/A	26.4%

Adjusted EBITDA (2)	80.8	98.8	112.8	49.4	63.4
% Growth	N/A	22.3%	N/A	N/A	28.3%
% Margin	14.8%	15.5%	15.6%	15.5%	15.8%

CapEx	30.4	42.4	47.4	23.7	28.7

(1) Financial results include pro forma impact of the Aluma Enterprises acquisition, which closed in August 2005, and excludes pro forma impact of Interstate Scaffolding acquisition.
(2) Pro Forma Adjusted EBITDA reconciliation can be found in Appendix.

1H 2006 Highlights:

„	Strong activity in all core end-markets driving revenue growth, particularly with refinery and Alberta Oil Sands customers

▪	Alberta Oil Sands - Syncrude maintenance work up 40+%

▪	Hurricane reconstruction work in the Gulf Coast region

„	Improved fleet utilization and increased pricing driving margin expansion and offsetting labor cost inflation

„	Aluma-related cost-saving synergies ahead of plan - expect total of $15 million of cost savings versus original expectation of $12 million

„	Company has drawn on revolver up to $20 million (as of 6/30/06) in 1H 2006 due to:

▪	Large mix of labor expense negatively impacting working capital

▪	Short-term extension of receivables to two large customers related to implementation of customers’ new ERP systems

▪	Upfront capex investments related to Alberta Oil Sands and other Aluma-related growth opportunities

„	Company expects to generate strong free cash flow in 2H 2006

▪	Since 6/30/06, Company has repaid $20 million of revolver borrowings from operating cash flow

▪	Interest expense will decrease approximately $10-12 million per annum post-IPO

Pro Forma Capitalization

Management expects to use the proceeds from the proposed initial public offering (“IPO”) and $100 million Delayed Draw Term Loan to, among other things, repurchase Brand’s existing 12% senior subordinated notes, Brand’s holding company 13% senior subordinated notes as well as repurchase common stock held by existing shareholders and pay transaction fees and expenses. The following table summarizes Brand’s actual and pro forma (for the IPO) capitalization and leverage as of 6/30/06.

($ in millions)

	Actual	Pro Forma
	6/30/2006	6/30/2006
Cash	$6.3	$6.3

Revolver (1)	20.1	21.7
Term Loans	290.2	390.2
Capital Leases	0.6	0.6
Senior Sub Notes	150.0	-
Holdings PIK Notes	55.8	-
Total Debt	516.8	412.6

Preferred Stock	35.3	-
Common Equity	212.7	361.7
Total Capitalization	764.9	774.3

LTM 6/30/06 PF Adj. EBITDA (2)	112.8	112.8
Total Net Debt / LTM PF Adj. EBITDA	4.5x	3.6x

(1) Since 6/30/06 Company has paid down revolver and subsequently re-drawn $32.5 million to fund the acquisition of Interstate Scaffolding.
(2) Pro Forma Adjusted EBITDA reconciliation can be found in Appendix.

Business Update

Operations Update

„	Awarded $12 million of work with Fluor year to date and currently in negotiations for national agreement

„	Signed national agreement with Valero in July (preferred vendor)

„	Signed three year exclusive agreement with GE (preferred vendor for all outage work)

„	Awarded multi-year BP-Carson refinery maintenance contract which was taken from Brock, a close competitor

Interstate Scaffolding Acquisition

„	On August 3rd, Brand acquired Interstate Scaffolding for $32.5 million (including fees and expenses)

„	Total transaction value was 5.6x LTM 6/30/06E EBITDA of $5.8 million (including $1 million of expected cost saving synergies)

„	Interstate Scaffolding is a regional provider of scaffolding work access services

▪	Serves primarily energy-related and industrial end-markets

▪	Operations in western, midwestern and northeastern United States

Project Tesco Acquisition Update

„	Brand is currently in negotiations to acquire Project Tesco, an established industrial scaffolding services provider in the northeastern United States

„	Brand anticipates closing this transaction in the next few months and believes Project Tesco’s purchase price will be $23-27 million

„	While Brand anticipates the timely consummation of this transaction, no formal agreements have been entered into at this time

IPO Update

On May 1st, Brand Energy & Infrastructure Services, Inc. (“BEIS”), direct parent to Brand Service, Inc., filed a Form S-1 registration statement with Securities and Exchange Commission (“SEC”) to undertake an initial public offering (an “IPO”) of its common stock. As a result of a review of BEIS’ Form S-1 by the SEC, BEIS concluded that it should re-examine its previously issued financial statements for fiscal 2005 and prior years to determine if a change in the timing of the $14.0 million non-cash fixed asset charge originally reported in fiscal 2005 is required. This charge related to equipment that BEIS determined no longer existed based on physical counts completed in fiscal 2005. BEIS had previously reported this amount in its fiscal 2005 results in its Form 10-K for the fiscal year ended December 31, 2005. The disclosure of the fixed asset charge, which included a separate footnote and a description in Management’s Discussion and Analysis in its Form 10-K, was provided to fully present the issue identified in fiscal 2005. Management stated in Form 10-K that it believes that these scaffolding assets were most likely installed at a client site or lost, stolen, scrapped, in each case, without having been properly recorded in certain of BEIS’ financial records, and that management has concluded that this failure to properly record these deficiencies represented a material weakness in our system of internal controls which led to inaccurate recording of these types of scaffolding equipment transactions over a period of several years. As a result of this weakness, management has taken corrective actions to institute new policies and procedures that management believes will remediate the inadequate controls that previously existed and will prevent recurrence of material adjustments in future periods.

Because the $14.0 million non-cash fixed asset charge also appears to relate to years prior to 2005 and was material to the fiscal 2005 results, BEIS has concluded that it should further attempt to determine the prior periods to which the charge relates and reflect the charge in such prior periods, which will impact BEIS’ prior years as well as fiscal 2005 financial statements. As such, BEIS will re-examine the 2005 financial results in its quarterly report on Form 10-Q for the first, second and third fiscal quarters of 2006 and its pending amended S-1 Registration statement filed with the SEC on September 1, 2006.

Management currently believes it will complete the restatements and subsequently complete the registration process and IPO within approximately 60-90 days.

Appendix - Pro Forma Adjusted EBITDA Reconciliation

($ in millions)
	Year ended Dec. 31,				Six Months Ended June 30,				LTM
	2004 (1)		2005 (2)		2005		2006		6/30/2006

Pro Forma Net Income	($6.4)	(a)	($74.3)	(b)	($67.9)	(b)	($43.5)	(b)	($49.8)

Income taxes	(5.9)	(a)	(24.8)	(b)	(23.8)	(b)	(10.6)	(b)	(11.5)
Early extinguishment of debt	–		82.6	(b)	82.6	(b)	60.0	(b)	60.0
Loss on interest rate and foreign currency swaps	–		1.3	(b)	–		2.7	(b)	4.0
Currency (gain) loss	(4.5)	(a)	(2.0)	(b)	0.9	(b)	(2.5)	(b)	(5.4)
Interest expense	51.6	(a)	28.2	(b)	12.7	(b)	16.1	(b)	31.6
Interest (income)	(0.3)	(a)	(0.3)	(b)	(0.2)	(b)	(0.2)	(b)	(0.3)
Pro Forma Operating Income	$34.5	(a)	$10.8	(b)	$4.3	(b)	$22.1	(b)	$28.6

Depreciation and Amortization
Brand	28.9	(c)	35.2	(c)	13.5	(c)	–		–
Aluma	16.6	(a)	9.6	(b)	8.5	(b)	–		–
Pro Forma D&A	$45.5		$44.8		$22.0		$22.2	(b)	$45.1

Pro Forma EBITDA	$80.0		$55.7		$26.3		$44.3		$73.7

Non-Cash / Non-Recurring Adjustments:
Brand-related
Non-recurring IPO-related transaction expenses	–		9.0	(b)	9.0	(b)	9.0	(b)	9.0
Non-recurring charges and expenses	–		3.9	(d)	3.0	(e)	–		0.9
Non-cash compensation	0.2	(c)	10.3	(c)	9.9	(c)	10.0	(c)	10.4
Non-cash equipment write-off expense	–		14.0	(c)	–		–		14.0
Aluma-related
Business restructuring and other expenses	0.5	(a)	6.0	(b)	1.2	(b)	–		4.8
Total Non-cash / Non-recurring Adjustments:	$0.8		$43.2		$23.1		$19.0		$38.5

Pro Forma Adjusted EBITDA	$80.8		$98.8		$49.4		$63.4		$112.8

(a) Unaudited pro forma financial statements filed in 8-K dated October 12, 2005.
(b) Unaudited pro forma financial statements included in Form S-1/A.
(c) Audited fiscal year or unaudited interim financial statements included in Form S-1/A.
(d) Management Discussion & Analysis included in Form S-1/A.
(e) Management Discussion & Analysis included in 10-Q filing for quarter ended June 30, 2005.

(1) Pro forma financial information for 2004 assumes the Aluma acquisition occurred on January 1, 2004.
(2) Pro Forma financial information for 2005 assumes the Aluma acquisition, IPO and related transactions occurred on January 1, 2005.
(3) Pro Forma financial information for June 2005 assumes the Aluma acquisition, IPO and related transactions occurred on January 1, 2005.
(4) Pro Forma financial information for June 2006 assumes IPO and related transactions occurred on January 1, 2005.